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                                                                    Exhibit 99.1


[HORIZON LOGO]


Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date:  October 20, 2004

FOR IMMEDIATE RELEASE

                 HORIZON BANCORP ANNOUNCES YEAR-TO-DATE EARNINGS

Michigan City, Indiana (October 20, 2004) - Horizon Bancorp today announced unaudited financial results for the quarter and nine months ended September 30, 2004. For the quarter ending September 30, 2004, net income was $1.763 million or $.56 per fully diluted share. This compares to net income of $2.028 million or $.65 per fully diluted share for the same quarter of the prior year. Year to date net income was $5.083 million or $1.63 per fully diluted share compared to net income of $5.527 million or $1.78 per fully diluted share for the first nine months of the prior year.

Craig M. Dwight, President and Chief Executive Officer, stated, "We are pleased with our financial performance for the first nine months of 2004. Although we continue to experience an expected decline in mortgage lending volume, commercial and consumer loan portfolios have experienced solid growth of 23% and 29% respectively since December 31, 2003. This growth has more than off-set the decline in mortgage loan volume. We attributed this growth to our expansion of lending activities in new markets and our experienced lending team providing exceptional service and sensible advice."

Net income for the current quarter is lower than the same quarter of the previous year due in part to a decrease in residential mortgage refinancing activity. During the third quarter of 2003, refinancing activity was at a peak level, which resulted in $1.116 million of gains on the sale of mortgage loans. The third quarter of 2004 resulted in gains of $770 thousand, a decrease of $346 thousand.

Net interest income for the quarter ended September 30, 2004 was $6.402 million, a decrease of $204 thousand or 3.1% over the same period of the prior year. This decrease was the result of a decrease in net interest margin from 3.56% in the third quarter of 2003 to 3.43% in the current quarter. The decrease was caused by a decrease in average mortgage warehouse loans outstanding from $275 million in the third quarter of 2003 to $122 million in the current quarter. These funds were re-deployed into other loan types and investment securities, which carry lower yields than the mortgage warehouse loans. Commercial loans increased from an average of $129.7 million for the third quarter of 2003 to $179.9 million for the current quarter. Consumer loans increased from an average of $91.7 million for the third quarter of 2003 to $125.3 million for the third quarter of the current year. Average earning assets were relatively constant from the third quarter of last year to this year; however, due to the change in mix of earning assets, declines were experienced in net interest margin and therefore net interest income.

                                    - MORE -


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Pg. 2 Cont. Horizon's Year to Date Earnings

Non-interest income increased $33 thousand from the third quarter of 2003. During the third quarter of 2003, a loss of $267 thousand was recognized on the sale of securities from the investment portfolio. There were no security sales during the current quarter.

Non-interest expense increased $350 thousand or 5.6% from the third quarter of 2003, and increased $751 thousand or 4.1% for the first nine months of 2004 compared to a similar period of the prior year. These increases relate to the additional resources needed to support Horizon's growth.

On September 30, 2004, Horizon's total assets were $816 million, compared to $757 million on December 31, 2003. Total net loans were $498 million at September 30, 2004 compared to $441 million at December 31, 2003. Consumer and commercial loans were the primary drivers of this growth. Mortgage warehouse loans totaling $107.7 million at September 30, 2004 have declined from $126.1 million at December 31, 2003.

Horizon's allowance for loan losses at September 30, 2004 was $7.0 million, or 1.39% of gross loans, compared to $6.9 million or 1.54% at December 31, 2003. Non-performing assets at September 30, 2004 were $1.5 million, or 0.29% of gross loans, compared to $1.9 million or .42% at December 31, 2003. The reduction occurred primarily in residential real estate loans.

Total deposits were $611 million at September 30, 2004, an increase of $65 million from December 31, 2003. Core deposits increased to $404.0 million at September 30, 2004, from $395.8 million at December 31, 2003. The growth in core deposits came primarily in NOW accounts and certificates of deposit. In addition money market accounts from various municipal entities contributed to the growth.

Book value per common share at September 30, 2004 increased to $16.35 compared to $15.07 at December 31, 2003. The change in stockholders' equity during the nine months ended September 30, 2004, is the result of net income, net of dividends declared, a decrease in the market value of investment securities available-for-sale and the exercise of stock options.

Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southern Michigan. Horizon offers banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart and Merrillville, Indiana, and St. Joseph, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

         Contact: Horizon Bancorp

                           James H. Foglesong
                           Chief Financial Officer
                           (219) 873 - 2608
                           Fax: (219) 874-9280    # # #


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                                 HORIZON BANCORP
                 (In thousands except per share data and ratios)

                                                                                                     At               At
                                                                                                September 30,    December 31,
                                                                                                    2004             2003
                                                                                                    ----             ----
SELECTED FINANCIAL DATE:

Total assets                                                                                      $ 816,069       $ 757,443
Cash and cash equivalents                                                                            17,911          45,464
Investment securities available for sale                                                            205,972         215,695
Loans held for sale                                                                                   1,811           8,213
Loans, net                                                                                          497,528         440,809
Deposits                                                                                            611,118         546,168
Total borrowings                                                                                    149,035         158,585
Total equity                                                                                         49,819          46,223

CAPITAL RATIOS (BANK ONLY):
  Total capital to risk weighted assets                                                              13.29%          15.22%
  Tier 1 capital to risk weighted assets                                                             12.04%          13.97%
  Tier 1 capital to average assets                                                                    7.55%           7.90%

ASSET QUALITY RATIOS:
  Nonperforming loans to total loans                                                                  0.29%           0.42%
  Allowance for loan losses to nonperforming loans                                                  474.93%         367.11%
  Allowance for loan losses to total loans                                                            1.39%           1.54%




                                                                       Three Months                       Nine Months
                                                                    Ended September 30,                Ended September 30,
                                                                 -----------------------------------------------------------
                                                                    2004          2003              2004             2003
                                                                    ----          ----              ----             ----
SELECTED OPERATING DATA:

Total interest income                                                $10,613     $11,094           $31,218          $31,524
Total interest expense                                                 4,211       4,488            12,716           13,048
                                                                     -------     -------           -------          -------
Net interest income                                                    6,402       6,606            18,502           18,476
Provision for loan losses                                                207         300               681            1,050
                                                                     -------     -------           -------          -------
Net interest income after provision for loan losses                    6,195       6,306            17,821           17,426
                                                                     -------     -------           -------          -------
Noninterest income:
  Service charges on deposit accounts                                    807         818             2,308            2,346
  Fiduciary activities                                                   595         610             1,930            1,797
  Gain on sale of loans                                                  770       1,116             1,713            3,327
  Other noninterest income                                               689         284             2,075            1,205
                                                                     -------     -------           -------          -------
Total noninterest income                                               2,861       2,828             8,026            8,675
                                                                     -------     -------           -------          -------
Noninterest expense:
  Salaries and employee benefits                                       3,903       3,662            10,838           10,366
 Other noninterest expense                                             2,736       2,627             8,159            7,880
                                                                     -------     -------           -------          -------
Total noninterest expense                                              6,639       6,289            18,997           18,246
                                                                     -------     -------           -------          -------
Net income before taxes                                                2,417       2,845             6,850            7,855
Income tax expense                                                       654         817             1,767            2,328
                                                                     -------     -------           -------          -------
Net income                                                           $ 1,763     $ 2,028           $ 5,083          $ 5,527
                                                                     =======     =======           =======          =======
PERFORMANCE RATIOS:
Diluted earnings per share                                           $  0.56     $  0.65           $  1.63          $  1.78
Return on average equity                                               14.79%      18.03%            14.27%           15.01%
Net interest margin                                                     3.43%      3.56%              3.37%            3.58%
